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                                                                      EXHIBIT 8




                                January ___, 1997             FORM OF OPINION OF
                                                          VINSON & ELKINS L.L.P.

Tichenor Media System, Inc.
100 Crescent Court, Suite 1777
Dallas, Texas  75201

Gentlemen:

       You have requested our opinion with respect to certain federal income tax consequences of the merger of a wholly-owned subsidiary of Heftel Broadcasting Corporation ("Heftel Sub") with and into Tichenor Media System, Inc. ("Tichenor" or, after the Merger, the "Surviving Corporation") as hereinafter described (the "Merger"). Our opinion is based upon (i) the Amended and Restated Agreement and Plan of Merger dated October 10, 1996 by and between Clear Channel Communications, Inc. ("Clear Channel") and Tichenor, which Amended and Restated Agreement and Plan of Merger has been assigned to Heftel Broadcasting Corporation ("Heftel") by Clear Channel (as so assigned, the "Merger Agreement"), (ii) the facts set forth in the Registration Statement on Form S-4, as amended, filed by Heftel with the Securities and Exchange Commission and declared effective on __________, 1997 (the "Registration Statement"), (iii) the representations set forth in your letter to us dated ___________, 1997 (the "Tichenor Representation Letter"), (iv) the representations set forth in the letters from certain shareholders of Tichenor dated ___________, 1997 (the "Tichenor Shareholder Representation Letters"), and (v) the representations set forth in Heftel's letter to us dated ____________, 1997 (the "Heftel Representation Letter"). All capitalized terms contained herein and not otherwise defined shall be as defined in the Merger Agreement or the Registration Statement.

                                     FACTS

THE MERGER

       The Merger Agreement provides for the merger of Heftel Sub with and into Tichenor in accordance with Texas General Corporate Law. As a result of the Merger, the separate corporate existence of Heftel Sub shall cease and Tichenor shall continue as the Surviving Corporation and succeed to all of the assets and obligations of Heftel Sub. The terms of the Merger Agreement provide that (i) the holders of Tichenor Common Stock outstanding as of the Effective Time will receive 7.8261 shares of Heftel Class A Common Stock for each share of Tichenor Common Stock,
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(ii) the holders of the shares of junior preferred stock, par value $10.00 per share (the "Tichenor Junior Preferred Stock") outstanding as of the Effective Time will receive 4.3478 shares of Heftel Class A Common Stock for each share of Tichenor Junior Preferred Stock, (iii) the holders of the shares of 14% senior redeemable cumulative preferred stock, par value $1,000 per share (the "Tichenor Senior Preferred Stock") outstanding as of the Effective Time will receive $1,000 for each share of Tichenor Senior Preferred Stock, plus all accrued and unpaid dividends through December 31, 1995, and (iv) the holder of that certain warrant to acquire shares of Tichenor Common Stock dated June 15, 1993 (the "Tichenor Warrant") outstanding as of the Effective Time will receive 180,000 shares of Heftel Class A Common Stock for the Tichenor Warrant.

       No fraction of a share of Heftel Common Stock will be issued, but in lieu thereof each holder of shares who would otherwise be entitled to a fraction of a share of Heftel Common Stock will be paid an amount in cash equal to the product of the closing sale price of a share of Heftel Class A Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the Effective Time multiplied by the fractional percentage of a share of Heftel Class A Common Stock to which such holder would otherwise be entitled.

       Tichenor shareholders who follow the procedures in Article 5.12 of the Texas Business Corporation Act ("Article 5.12") will be entitled to receive payment for the "fair value" of their Tichenor Common Stock or Tichenor Junior Preferred Stock, as applicable. For purposes of Article 5.12, the fair value of the Tichenor Common Stock or Tichenor Junior Preferred Stock shall be the value thereof as of the day before the vote on the Merger is to be taken, excluding any appreciation or depreciation in anticipation of the Merger.

       Each share of common stock of Heftel Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

       Section 5.14 of the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by it will be paid by the party incurring such expenses, except that (a) the fee for filing the Registration Statement with the SEC shall be borne by Heftel; (b) the costs and expenses associated with printing the Proxy Statement/Prospectus shall be borne by Heftel; and (c) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of Heftel, and soliciting the votes of the stockholders of Heftel, shall be borne by Heftel.

       The Registration Statement describes the business purpose for the Merger.


HEFTEL REPRESENTATIONS

       In the Heftel Representation Letter, Heftel made the following representations:
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1.     To the best knowledge of Heftel's management, there is no plan or intention by the stockholders of Tichenor to sell, exchange or otherwise dispose of a number of shares of Heftel Class A Common Stock to be received in the Merger that would reduce the Tichenor stockholders' ownership of Heftel Class A Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Tichenor Common Stock, Tichenor Junior Preferred Stock and Tichenor Senior Preferred Stock outstanding immediately prior to the Effective Time. For purposes of this representation, shares of Tichenor Common Stock exchanged for cash, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Heftel Class A Common Stock will be treated as outstanding Tichenor Common Stock on the date of the Merger. Moreover, shares of Tichenor Common Stock and shares of Heftel Class A Common Stock held by Tichenor's shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered.

2. The Surviving Corporation will acquire at least 90 percent of the fair market value of Tichenor's net assets and at least 70 percent of the fair market value of Tichenor's gross assets, and at least 90 percent of the fair market value of Heftel Sub's net assets and at least 70 percent of the fair market value of Heftel Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Tichenor or Heftel Sub to pay Merger expenses and all redemptions and distributions (except for regular, normal dividends) made by Tichenor immediately prior to the Merger, will be included as assets of Tichenor or Heftel Sub, respectively, immediately prior to the Merger.

3. Heftel has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in Heftel losing "control" of the Surviving Corporation within the meaning of Section 368(c) of the Internal Revenue Code of 1986 (the "Code").

4. Heftel has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger (other than any cash paid by Heftel in lieu of fractional shares pursuant to the Merger Agreement).

5. Heftel has no plan or intention to (a) liquidate the Surviving Corporation, (b) merge the Surviving Corporation with or into another corporation, (c) sell or otherwise dispose of the stock of the Surviving Corporation following the Merger, or (d) cause the Surviving Corporation to sell or otherwise dispose of any of its assets, or of any of the assets acquired from Tichenor, except for dispositions made in the ordinary course of business or transfers of assets described in Section 368(a)(2)(C) of the Code to a corporation controlled by Heftel after the Merger.

6. Following the Merger, the Surviving Corporation will continue the historic business of Tichenor or use a significant portion of Tichenor's historic business assets in a business.

7. Heftel and Heftel Sub will pay their respective expenses, if any, incurred in connection with the Merger, except that (a) the fee for filing the Registration Statement with the SEC shall be borne

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by Heftel; (b) the costs and expenses associated with printing the Proxy
Statement/Prospectus shall be borne by Heftel; and (c) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of Heftel, and soliciting the votes of the stockholders of Heftel, shall be borne by Heftel.

8. There is no intercorporate indebtedness existing between Heftel and Tichenor or between Heftel Sub and Tichenor that was issued, acquired, or will be settled at a discount.

9. Neither Heftel nor any subsidiary of Heftel owns, nor have they owned during the past five years, any shares of the stock of Tichenor, except for a nominal amount.

10.    Neither Heftel nor Heftel Sub is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

11. None of the compensation to be received by any shareholder-employees of the Surviving Corporation will be separate consideration for, or allocable to, any of their shares of Tichenor Common Stock; none of the shares of Heftel Common Stock to be received by any shareholder- employees will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arms- length for similar services.

TICHENOR REPRESENTATIONS

       In the Tichenor Representation Letter, Tichenor made the following representations and warranties:


       1. To the best knowledge of Tichenor's management, there is no plan or intention by the stockholders of Tichenor to sell, exchange or otherwise dispose of a number of shares of Heftel Class A Common Stock to be received in the Merger that would reduce the Tichenor stockholders' ownership of Heftel Class A Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Tichenor Common Stock, Tichenor Junior Preferred Stock and Tichenor Senior Preferred Stock outstanding immediately prior to the Effective Time. For purposes of this representation, shares of Tichenor Common Stock exchanged for cash, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Heftel Class A Common Stock will be treated as outstanding Tichenor Common Stock on the date of the Merger. Moreover, shares of Tichenor Common Stock and shares of Heftel Class A Common Stock held by Tichenor's shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered.
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       2.     The Surviving Corporation will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Tichenor immediately prior to the Merger.
For purposes of this representation, amounts used by Tichenor to pay Merger expenses and all redemptions and distributions (except for regular, normal dividends) made by Tichenor immediately prior to the Merger, will be included as assets of Tichenor immediately prior to the Merger.

       3. Tichenor and the shareholders of Tichenor will pay their respective expenses incurred in connection with the Merger, except that (a) the fee for filing the Registration Statement with the SEC shall be borne by Heftel; (b) the costs and expenses associated with printing the Proxy Statement/Prospectus shall be borne by Heftel; and (c) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of Heftel, and soliciting the votes of the stockholders of Heftel, shall be borne by Heftel.

       4. There is no intercorporate indebtedness existing between Tichenor and Heftel or between Tichenor and Heftel Sub that was issued, acquired, or will be settled at a discount.

       5. Tichenor is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

       6. Tichenor is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

       7. None of the compensation to be received by any shareholder-employees of the Surviving Corporation will be separate consideration for, or allocable to, any of their shares of Tichenor Common Stock; none of the shares of Heftel Common Stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arms-length for similar services.

       8. The fair market value of the assets of Tichenor transferred to Heftel Sub will equal or exceed the sum of liabilities assumed by Heftel Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

       9. The liabilities of Tichenor assumed by Heftel Sub and the liabilities to which the transferred assets of Tichenor are subject were incurred by Tichenor in the ordinary course of its business.
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TICHENOR SHAREHOLDER REPRESENTATIONS

       In the Tichenor Shareholder Representation Letters, the Tichenor shareholders owning more than 1% of the outstanding shares of Tichenor made the following representation:

       1. I have no present plan or intention to sell, exchange or otherwise dispose of any shares of Heftel Class A Common Stock received in the Merger.


                            STATEMENT OF AUTHORITIES

       Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

       Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), the term also includes the controlling corporation referred to in section 368(a)(2)(E). Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

       Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a Title 11 or similar case.

       Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation.

       Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of
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reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

       Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

       Section 361(c)(1) of the Code provides generally that no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization.

       Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

       Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

       In Revenue Procedure 77-37, 1977-2 Cum. Bull. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d 737 (8th Cir. 1968).

       In Revenue Procedure 86-42, 1986-2 Cum. Bull. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368(a)(1)(A) and section 368(a)(2)(E) of the Code, which to the extent relevant are substantially the same as the representations set forth
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in the Heftel Representation Letter and the Tichenor Representation Letter as
described above. In Revenue Procedure 90-56, 1990-2 C.B. 639, the Internal Revenue Service stated that it will no longer issue advance rulings on whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(A) of the Code, but did not revoke Revenue Procedure 86-42.

       On December 20, 1996, the Internal Revenue Service issued proposed regulations under Sections 354, 355 and 356 of the Code which provide that the term "securities" includes "rights to acquire stock" issued by a corporation that is a party to a reorganization and treat such rights as securities that have no principal amount. Under these proposed regulations, a taxpayer would not be required to recognize any gain upon the exchange of a right to acquire stock from one corporation that is a party to a reorganization for stock of another corporation that is a party to the same reorganization. Accordingly, under these proposed regulations, the exchange of Tichenor Warrants for Heftel Class A Common Stock would not be a taxable event. However, these regulations are not effective until sixty days after Treasury adopts these rules as final regulations. Accordingly, they cannot be relied upon in their current state.

       The Internal Revenue Service has also issued proposed regulations under
Section 368 of the Code which provide that the continuity of shareholder interest requirement is satisfied if the acquiring corporation furnishes consideration in the reorganization that represents a proprietary interest in the affairs of the acquiring corporation and such consideration represents a substantial part of the value of the stock or properties transferred. Dispositions of stock of the acquiring corporation by a former target shareholder are generally not taken into account in determining whether the continuity of shareholder interest requirement has been satisfied. These proposed regulations also apply only to transactions occurring after the regulations are published in final form in the Federal Register. Accordingly, they cannot be relied upon in their current state.


                                  CONCLUSIONS

       It is our opinion that the Merger constitutes a statutory merger under the applicable laws of the State of Texas.

       Accordingly, based upon our opinion that the Merger constitutes a statutory merger under applicable state law, the facts and representations as summarized above, and the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and representations, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other agreements, arrangements, or understandings among any of Heftel, Heftel Sub, Tichenor or the stockholders of Tichenor, other than those described or referenced in the Merger Agreement or the Registration Statement, it is our opinion that under current law:
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       (i)    no gain or loss will be recognized by Heftel, Heftel Sub or
              Tichenor in connection with the Merger;

       (ii) no gain or loss will be recognized by a holder of Tichenor Common Stock or Tichenor Junior Preferred Stock upon the exchange of such holder's shares of Tichenor Common Stock or Tichenor Junior Preferred Stock solely for shares of Heftel Class A Common Stock in the Merger;

       (iii) a holder of Tichenor Senior Preferred Stock will recognize gain or loss equal to the difference, if any, between such holder's basis in the Tichenor Senior Preferred Stock and the amount of cash received that is not attributable to accrued and unpaid dividends on the Tichenor Senior Preferred Stock (which dividends would be taxed as ordinary income); any gain or loss attributed to Tichenor Senior Preferred Stock held in excess of twelve months will be treated as long-term capital gain or loss, provided that such shares of Tichenor Senior Preferred Stock are held as capital assets at the Effective Time;

       (iv) a holder of the Tichenor Warrant will recognize gain or loss equal to the difference between the fair market value of the Heftel Class A Common Stock received in the Merger in exchange for the Tichenor Warrant and such holder's adjusted tax basis in the Tichenor Warrant;

       (v) the aggregate tax basis of the shares of Heftel Class A Common Stock received by a Tichenor stockholder in the Merger (including any fractional share deemed received) in exchange for Tichenor Common Stock and/or Tichenor Junior Preferred Stock will be the same as the aggregate tax basis of the shares of Tichenor Common Stock and/or Tichenor Junior Preferred Stock surrendered in exchange therefor;

       (vi) the holding period of the shares of Heftel Class A Common Stock received by a Tichenor stockholder in exchange for Tichenor Common Stock and/or Tichenor Junior Preferred Stock in the Merger will include the holding period of the shares of Tichenor Common Stock or Tichenor Junior Preferred Stock surrendered in exchange therefor, provided that such shares of Tichenor Common Stock and/or Tichenor Junior Preferred Stock are held as capital assets at the Effective Time;

       (vii) the holding period of the shares of Heftel Class A Common Stock received in the Merger by a holder of the Tichenor Warrant will commence on the day after the Effective Date;

       (viii) a stockholder of Tichenor who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's tax
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              basis in the fractional share (as described in paragraph (v)
              above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Tichenor Common Stock or Tichenor Junior Preferred Stock is held by such stockholder as a capital asset at the Effective Time; and

       (ix) A holder of Tichenor Common Stock selling such shares to Clear Channel prior to the Merger will recognize gain or loss equal to the difference, if any, between such holder's basis in the Tichenor Common Stock and the amount of cash received; any gain or loss attributed to Tichenor Common Stock held in excess of twelve months will be treated as long term capital gain or loss, provided that such shares of Tichenor Common Stock are held as capital assets at the Effective Time.

       We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

       This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than to the Securities and Exchange Commission as an exhibit to the Registration Statement or to the Internal Revenue Service in connection with an examination of the transactions contemplated by the Merger Agreement) or to other persons without our prior written consent.


                                                  Very truly yours,